UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VITACOST.COM, INC.

(Name of Registrant as Specified in its Charter)

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

CHRISTOPHER S. GAFFNEY

MICHAEL A. KUMIN

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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One Liberty Square

Boston, MA 02109

July 2, 2010

Dear Fellow Stockholder:

As you know, Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) are soliciting written consents from the stockholders of Vitacost.com, Inc. (“Vitacost”) for the purpose of, among other things, reconstituting Vitacost’s Board of Directors (“Board”) by electing Great Hill’s four new, highly qualified nominees.

Over the past several weeks, we have spoken with many of our fellow Vitacost stockholders, and these conversations have confirmed our belief that immediate change at Vitacost is required in order to stem the significant erosion in stockholder value that has occurred since Vitacost’s initial public offering. These conversations have also highlighted to us the importance of bringing changes to Vitacost and the Board that are in addition to those that we have already outlined as part of our consent solicitation.

To build on the momentum associated with reconstituting the Board, we and our four nominees are committed to taking the following actions if our nominees are elected to, and constitute a majority of, the Board:

•

Comprehensive Review of Vitacost’s Business, Operations and Chief Executive Officer. The Board will commence a comprehensive review of Vitacost’s (i) business and operations, and (ii) Chief Executive Officer in order to assess his performance, experience and qualifications to lead Vitacost. To the extent necessary following this review, our nominees would vote to form a Board-level search committee to identify a new Chief Executive Officer.* It is anticipated that any such search committee would consist of a mix of our nominees and at least one other independent Vitacost director. As part of any search, we would expect the search committee to actively consult with Vitacost’s other stockholders to ensure that Vitacost hires an experienced new CEO with strong qualifications.

•

Further Deepen and Expand the Talent on the Board in the Near-Term. We and our nominees share the desire of many Vitacost stockholders that the Board be composed of independent, highly qualified individuals who can offer Vitacost the necessary guidance as it seeks to grow and expand its business. As part of this process, our nominees intend to expand the Board by adding at least one additional new director as promptly as practicable after our nominees are elected. Our nominees will actively solicit the views of Vitacost’s other stockholders for appropriate candidates to fill this position on the Board (as well as any other vacancies that may occur) at the earliest possible date.

•

Expand and Enhance the Board’s Independence. As part of this effort, we and our nominees plan to reshape the Board at or prior to Vitacost’s 2010 Annual Meeting of Stockholders (“2010 Annual Meeting”) to both enhance its quality and ensure that it sufficiently reflects Vitacost’s stockholder base. Our objective would be to reconstitute the Board in conjunction with the 2010 Annual Meeting such that the Board is comprised of nine individuals:

•	three of whom will be drawn from the current nominees proposed by Great Hill,

•	one of whom will be Vitacost’s Chief Executive Officer, and

•	five of whom will be totally independent of both Vitacost and Great Hill.

In identifying the new directors who we hope to have join the Board at the 2010 Annual Meeting, our nominees will actively solicit the views of Vitacost’s other stockholders in addition to retaining a director search firm.

Throughout our consent solicitation, we have always said that our only goal is to be a constructive and engaged partner with Vitacost. We have been consistent with our fellow stockholders that our desire is to grow Vitacost and to enhance stockholder value. To demonstrate our commitment to this objective, we have voluntarily offered to enter into certain restrictions on our relationship with Vitacost, and we reiterate those restrictions now:

•

If Great Hill acquires, either directly or indirectly, in excess of 30% of Vitacost’s common stock (including as a result of share repurchases or recapitalizations), then Great Hill will vote or consent all of its shares of Common Stock exceeding such amount in proportion to the votes cast or consents given by Vitacost’s stockholders not affiliated with Great Hill (subject to certain exceptions, such as a merger or solicitation of proxies or consents).

•

Great Hill and its affiliates will agree to an indefinite prohibition on affiliate transactions unless such transactions are approved by a majority of the members of the Board not affiliated with, or nominated by, Great Hill.

The above restrictions are, of course, in addition to the restriction imposed on Great Hill by virtue of Delaware law, which provides that, until March 23, 2013, any acquisition of Vitacost by Great Hill would require the affirmative vote of at least 66 2/3% of Vitacost’s common stock not owned by Great Hill and its affiliates. This restriction is non-waivable regardless of who is serving on the Board.

We are excited about Vitacost’s future, but we do not believe that it is prudent to further delay the implementation of what we think are necessary changes. This is a critical year for Vitacost, which needs an experienced Board and CEO to execute on its strategic and operational plans. We hope that you agree that the time to act is now and that any further delay is unacceptable.

We urge you to act now to install effective leadership on the Board. Please sign, date and return the enclosed WHITE consent card by our target date of July 15, 2010 to cast your vote in favor of putting in place new directors and allowing those directors to initiate the actions described above and in our consent statement. Although Great Hill does not intend to submit any consent cards to Vitacost prior to this date, Great Hill urges all stockholders to sign, date and return a WHITE consent card as soon as possible so that Great Hill will be in a position to act quickly following July 15, 2010.

A duplicate WHITE consent card is enclosed with this letter. If you have already returned a WHITE consent card, you do not need to take any further action unless you wish to change your vote. Any later dated WHITE consent card will revoke any prior consent or revocation card that you may have submitted. If you have not yet returned a WHITE consent card, please sign, date and return the enclosed WHITE consent card. You must sign and date the WHITE consent card in order for it to be valid.

If you have returned Vitacost’s gold consent revocation card, you have every right to change your vote. Simply sign, date and return the enclosed WHITE consent card today.

Thank you on behalf of Great Hill.

Sincerely, Christopher S. Gaffney	Michael A. Kumin

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Great Hill in the solicitation of consents:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

*

Information regarding severance payments and other benefits owed to Vitacost's current Chief Executive Officer following his termination is contained in Great Hill's consent statement dated May 25, 2010.

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